Exhibit 99.1

LEXICON PHARMACEUTICALS REPORTS ON CLINICAL PROGRAM STATUS
AND 2011 SECOND QUARTER RESULTS

Conference Call on August 9, 2011 at 1:00 p.m. Eastern Time

The Woodlands, Texas, August 8, 2011 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease, today updated its drug development progress and reported financial results for the three and six months ended June 30, 2011.

Progress in Clinical Pipeline

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Lexicon commenced a Phase 2b clinical trial for LX4211, a dual inhibitor of sodium-glucose cotransporters 1 and 2. The company also presented data at the 71st Scientific Sessions of the American Diabetes Association from a mechanistic study designed to investigate the effect of LX4211 on peptide hormones in the intestinal tract in patients with type 2 diabetes. The data from the study demonstrated that a single dose of LX4211 significantly increased GLP-1 (total and active) and PYY, important mediators of glycemic and appetite control.

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Lexicon successfully completed a Phase 1 study of LX1033, a serotonin synthesis inhibitor being developed as a potential treatment for irritable bowel syndrome (IBS). Results from the study demonstrated that LX1033 was well tolerated at all doses and produced a statistically significant reduction in serotonin synthesis compared to placebo, as measured by both plasma (p<0.001) and urinary (p<0.01) 5-hydroxyindoleacetic acid (5-HIAA), a biomarker for serotonin synthesis. Importantly, a greater reduction in serotonin synthesis was achieved with lower and less frequent dosing than was observed with Lexicon's first generation serotonin synthesis inhibitor, LX1031, which had previously demonstrated improvements in global assessment of adequate relief and stool consistency in a Phase 2a clinical trial of IBS patients. Like LX1031, LX1033 acts locally in the gastrointestinal tract to reduce serotonin production by inhibiting tryptophan hydroxylase, a key enzyme in the biosynthesis of serotonin.

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Lexicon is planning to initiate a dose-ranging study in the third quarter of this year to explore higher doses of LX2931 in rheumatoid arthritis patients. Previously reported Phase 2a results of LX2931, an inhibitor of sphingosine-1-phosphate lyase, demonstrated a favorable safety profile at all doses tested and suggested that rheumatoid arthritis patients treated with 150 mg of LX2931 once daily showed improvement in the primary efficacy endpoint of the study, the percentage of patients achieving an American College of Rheumatology 20 (ACR20) response at week 12.

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Lexicon completed a U.S.-based Phase 2 clinical trial of LX1032 in carcinoid syndrome patients. LX1032 is an inhibitor of tryptophan hydroxylase that reduces peripheral serotonin production without affecting brain serotonin levels. Lexicon continues to enroll carcinoid syndrome patients in a second E.U.-based open-label clinical trial of LX1032.

Financial Results

Revenues: Lexicon's revenues for the three months ended June 30, 2011 decreased 55 percent to $0.6 million from $1.2 million for the corresponding period in 2010. The decrease for the three months ended June 30, 2011 was primarily attributable to reduced revenues under Lexicon's alliance with Taconic Farms. For the six months ended June 30, 2011, revenues decreased 60 percent to $1.2 million from $2.9 million for the corresponding period in 2010.

Research and Development Expenses: Research and development expenses for the three months ended June 30, 2011 decreased slightly to $20.1 million from $20.2 million for the corresponding period in 2010. For the six months ended June 30, 2011, research and development expenses increased seven percent to $44.1 million from $41.3 million for the corresponding period in 2010.

Increase in Fair Value of Symphony Icon Purchase Liability: In connection with the acquisition of Symphony Icon, Lexicon made an initial estimate of the fair value of the liability for the associated base and contingent payments. Changes in this liability, based on the development of the programs and the time until such payments are expected to be made, are recorded in Lexicon's consolidated statements of operations. The increase in fair value of the Symphony Icon purchase liability was $1.8 million and $2.9 million for the three months and six months ended June 30, 2011, respectively.

General and Administrative Expenses: General and administrative expenses for the three months ended June 30, 2011 decreased 11 percent to $4.5 million from $5.1 million for the corresponding period in 2010. The decrease was primarily attributable to decreased salaries and benefits expense and consulting fees. For the six months ended June 30, 2011, general and administrative expenses decreased 12 percent to $9.3 million from $10.6 million for the corresponding period in 2010.

Consolidated Net Loss: Net loss for the three months ended June 30, 2011 was $26.6 million, or $0.08 per share, compared to a net loss of $25.2 million, or $0.07 per share, in the corresponding period in 2010. Net loss for the six months ended June 30, 2011 was $56.3 million, or $0.17 per share, compared to a net loss of $51.3 million, or $0.19 per share, for the corresponding period in 2010. For the three and six months ended June 30, 2011, net loss included non-cash, stock-based compensation expense of $1.5 million and $2.9 million, respectively. For the three and six months ended June 30, 2010, net loss included non-cash, stock-based compensation expense of $1.3 million and $2.6 million, respectively.

Cash and Investments: As of June 30, 2011, Lexicon had $164.8 million in cash and investments, as compared to $188.9 million as of March 31, 2011 and $211.1 million as of December 31, 2010.

Lexicon Conference Call:
Lexicon management will hold a conference call to discuss its clinical development progress and financial results for the second quarter of 2011 at 1:00 p.m. Eastern Time on August 9, 2011. The dial-in number for the conference call is 888-220-1244 (within the US/Canada) or 706-679-5615 (international). The conference ID for all callers is 89449241. Investors can access a live webcast of the call at www.lexpharma.com. An archived version of the webcast will be available on Lexicon's corporate website through September 6, 2011.

About Lexicon
Lexicon is a biopharmaceutical company focused on discovering breakthrough treatments for human disease. Lexicon currently has four drug candidates in mid-stage development for diabetes, irritable bowel syndrome, carcinoid syndrome and rheumatoid arthritis, all of which were discovered by Lexicon's research team. Lexicon has used its proprietary gene knockout technology to identify more than 100 promising drug targets. Lexicon has focused drug discovery efforts on these biologically-validated targets to create its extensive pipeline of clinical and preclinical programs. For additional information about Lexicon and its programs, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon's clinical development of LX1031, LX1032, LX1033, LX2931, and LX4211, including characterizations of the results of and projected timing of clinical trials of such compounds, and the potential therapeutic and commercial potential of LX1031, LX1032, LX1033, LX2931, and LX4211. This press release also contains forward-looking statements relating to Lexicon's growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon's ability to successfully conduct clinical development of LX1031, LX1032, LX1033, LX2931, and LX4211 and preclinical and clinical development of its other potential drug candidates, advance additional candidates into preclinical and clinical development, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon's actual results to be materially different from any future results expressed or implied by such forward-looking statements. Unless specifically indicated otherwise, results reported as trends were not statistically significant. Information identifying such important factors is contained under “Risk Factors” in Lexicon's annual report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact for Lexicon:
D. Wade Walke
Senior Director, Corporate Communications and Investor Relations
281/863-3046
wwalke@lexpharma.com

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2011	2010	2011	2010
	(unaudited)		(unaudited)
Revenues:
Collaborative research	$461	$1,164	$977	$2,805
Subscription and license fees	94	69	174	69
Total revenues	555	1,233	1,151	2,874
Operating expenses:
Research and development, including stock-based compensation of $818, $809, $1,657 and $1,615, respectively	20,145	20,239	44,066	41,327
Increase in fair value of Symphony Icon, Inc. purchase liability	1,804	—	2,862	—
General and administrative, including stock-based compensation of $632, $511, $1,265 and $1,010, respectively	4,532	5,068	9,285	10,587
Total operating expenses	26,481	25,307	56,213	51,914
Loss from operations	(25,926)	(24,074)	(55,062)	(49,040)
Gain on investments, net	—	53	—	141
Interest income	68	200	155	417
Interest expense	(810)	(729)	(1,417)	(1,456)
Other income (expense), net	30	(643)	57	(1,325)
Consolidated net loss	$(26,638)	$(25,193)	$(56,267)	$(51,263)

Consolidated net loss per common share, basic and diluted	$(0.08)	$(0.07)	$(0.17)	$(0.19)

Shares used in computing net loss attributable to Lexicon Pharmaceuticals, Inc. per common share, basic and diluted	337,668	337,404	337,598	267,709

Consolidated Balance Sheet Data	As of June 30,	As of December 31,
(In thousands)	2011	2010
	(unaudited)
Cash and investments.	$164,814	$211,111
Property and equipment, net	48,370	53,427
Goodwill	44,543	44,543
Other intangible assets	53,557	53,557
Total assets	315,916	366,884
Deferred revenue	14,350	14,426
Current and long-term debt	25,568	28,483
Other long-term liabilities	51,357	48,783
Accumulated deficit	(729,673)	(673,406)
Total stockholders' equity	194,188	247,024